UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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Pharmion Corporation

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PHARMION CORPORATION
2525 28th Street, Suite 200
Boulder, Colorado 80301
April 29, 2005
Dear Stockholder,
      We cordially invite you to attend our 2005 annual meeting of stockholders to be held at 8:30 a.m. on Wednesday, June 1, 2005 at the St. Julien Hotel located at 900 Walnut Street, Boulder, Colorado 80302. The attached notice of annual meeting and proxy statement describe the business we will conduct at the meeting and provide information about Pharmion Corporation that you should consider when you vote your shares.
      When you have finished reading the proxy statement, please promptly vote your shares by marking, signing, dating and returning the proxy card in the enclosed prepaid envelope. If you hold your shares through a broker, you may also be able to vote your shares on the Internet or by telephone. We encourage you to vote by proxy so that your shares will be represented and voted at the meeting, whether or not you can attend.
      Thank you for your cooperation.

Sincerely,

PATRICK J. MAHAFFY
President and Chief Executive Officer

PHARMION CORPORATION
2525 28th Street, Suite 200
Boulder, Colorado 80301
April 29, 2005
NOTICE OF 2005 ANNUAL MEETING OF STOCKHOLDERS
TIME: 8:30 a.m.
DATE: Wednesday, June 1, 2005
PLACE: St. Julien Hotel, 900 Walnut Street, Boulder, Colorado 80302
      PURPOSES:

1. To elect three (3) directors to serve until our 2008 Annual Meeting of Stockholders.

2. To ratify the audit committee’s appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2005.

3. To approve a proposed amendment to the Company’s 2000 Stock Incentive Plan to increase by 1,500,000 the number of shares of Common Stock reserved for issuance thereunder.

4. To approve a proposed amendment to the Company’s 2001 Non-Employee Director Stock Option Plan to increase by 100,000 the number of shares of Common Stock reserved for issuance thereunder.

5. To transact such other business as may properly come before the Annual Meeting of Stockholders or any adjournments thereof.
      WHO MAY VOTE:

You are entitled to notice of, and to vote at, the Annual Meeting of Stockholders or any adjournments thereof if you were the record owner of Pharmion Corporation stock at the close of business on April 29, 2005. A list of stockholders of record will be available at the meeting and, during the 10 days prior to the meeting, at the Investor Relations office at the above address.

By Order of the Board of Directors

STEVEN DUPONT
Secretary

PHARMION CORPORATION
2525 28th Street, Suite 200
Boulder, Colorado 80301
PROXY STATEMENT FOR THE PHARMION CORPORATION
2005 ANNUAL MEETING OF STOCKHOLDERS
GENERAL INFORMATION ABOUT THE ANNUAL MEETING
Why Did You Send Me this Proxy Statement?
      We sent you this proxy statement and the enclosed proxy card because our board of directors is soliciting your proxy to vote at the 2005 annual meeting of stockholders and any adjournments of the meeting. This proxy statement summarizes the information you need to know to vote at the annual meeting. You do not need to attend the annual meeting to vote your shares. Instead, you may vote your shares by marking, signing, dating and returning the enclosed proxy card. If you hold your shares through a broker you may also be able to vote your shares either via the Internet or by telephone.
      On or about May 2, 2005 we began sending this proxy statement, the attached notice of annual meeting and the enclosed proxy card to all stockholders entitled to notice of, and to vote at, the annual meeting. Only stockholders who owned our common stock at the close of business on April 29, 2005 are entitled to vote at the annual meeting. On this record date, there were 31,822,559 shares of our common stock outstanding. Our common stock is our only class of voting stock. We are also sending along with this proxy statement our 2004 Annual Report on Form 10-K, which includes our financial statements for the fiscal year ended December 31, 2004.
How Many Votes Do I Have?
      Each share of our common stock that you own entitles you to one vote.
How Do I Vote?
      You may vote in person at the meeting or by signing and mailing your proxy card. If you hold your shares through a broker, you may also be able to vote your shares on the Internet, or by telephone. If applicable, detailed instructions for Internet and telephone voting are attached to your proxy.
How Do I Vote by Proxy?
      Whether you plan to attend the annual meeting or not, we urge you to complete, sign and date the enclosed proxy card and to return it promptly in the envelope provided. Returning the proxy card will not affect your right to attend the annual meeting and vote at the annual meeting.
      If you properly fill in your proxy card and send it to us in time, your “proxy” (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxyholder will vote your shares as recommended by our board of directors.
How Does our Board of Directors Recommend That I Vote on the Proposals?
      Our board of directors recommends that you vote as follows:

•	“FOR” the election of the nominees for director; and

•	“FOR” ratification of the selection of Ernst & Young LLP as our independent auditors for our fiscal year ending December 31, 2005.

•	“FOR” the proposed amendment to the Company’s 2000 Stock Incentive Plan.

•	“FOR” the proposed amendment to the Company’s 2001 Non-Employee Director Stock Option Plan.

      If any other matter is presented, your proxyholder will vote your shares in accordance with his or her best judgment. At the time this proxy statement was printed, we knew of no matters that needed to be acted on at the annual meeting, other than those discussed in this proxy statement.
May I Revoke My Proxy?
      If you give us your proxy, you may revoke it at any time before it is exercised. You may revoke your proxy in any one of the following ways:

•	You may send in another proxy with a later date;

•	If applicable, you may vote either via the Internet or by telephone at a later date;

•	You may notify our Secretary in writing before the annual meeting that you have revoked your proxy; or

•	You may vote in person at the annual meeting.
How Do I Vote in Person?
      If you plan to attend the annual meeting and vote in person, we will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on April 29, 2005, the record date for voting.
What Vote is Required to Approve Each Proposal?

Proposal 1: Elect Directors	The three nominees for director who receive the most votes (also known as a “plurality” of the votes) will be elected.

Proposal 2: Ratify Selection of Auditors	The affirmative vote of a majority of the votes present or represented by proxy and entitled to vote at the annual meeting is required to ratify the selection of independent auditors.

Proposal 3: Approve Amendment to Increase the Shares Available under the Company’s 2000 Stock Incentive Plan	The affirmative vote of a majority of the votes present or represented by proxy and entitled to vote at the annual meeting is required to approve the proposed amendment to the Company’s 2000 Stock Incentive Plan.

Proposal 4: Approve Amendment to Increase the Shares Available under the Company’s 2001 Non-Employee Director Stock Option Plan	The affirmative vote of a majority of the votes present or represented by proxy and entitled to vote at the annual meeting is required to approve the proposed amendment to the Company’s 2001 Non-Employee Director Stock Option Plan.
What is the Effect of Broker Non-Votes, Withholdings and Abstentions?

•	Broker Non-Votes: If your broker holds your shares in its name, the broker will be entitled to vote your shares on Proposal 1 and Proposal 4 even if it does not receive instructions from you. If your broker cannot vote your shares on a particular matter because it does not have instructions from you or discretionary voting authority on that matter, this is referred to as a “broker non-vote”. Broker non-votes are not considered to be present and represented and entitled to vote at the meeting so they will have no effect on the votes on any of the Proposals.

•	Withholdings: Withholding authority to vote for a nominee for director will have no effect on the outcome of the vote.

•	Abstentions: Because abstentions are treated as shares present or represented and entitled to vote at the annual meeting, abstentions with respect to Proposal 2, Proposal 3 and Proposal 4 have the same effect as votes against the proposals.

Is Voting Confidential?
      We will keep all the proxies, ballots and voting tabulations private. We only let our Inspector of Election examine these documents. We will not disclose your vote to management unless it is necessary to meet legal requirements. We will, however, forward to management any written comments you make on the proxy card or elsewhere.
What Are the Costs of Soliciting these Proxies?
      We will pay all of the costs of soliciting these proxies. Solicitation of proxies will be made principally through the mails, but our officers and employees may also solicit proxies in person or by telephone, fax or email. We will pay these employees and officers no additional compensation for these services. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward these proxy materials to the beneficial owners of the common stock and to obtain authority to execute proxies. We will then reimburse them for their expenses.
What Constitutes a Quorum for the Meeting?
      The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock is necessary to constitute a quorum at the meeting. Votes of stockholders of record who are present at the meeting in person or by proxy, abstentions, and broker non-votes are counted for purposes of determining whether a quorum exists.
Attending the Annual Meeting
      The annual meeting will be held at 8:30 a.m. on Wednesday, June 1, 2005 at the St. Julien Hotel, 900 Walnut Street, Boulder, Colorado 80302. When you arrive at the hotel, signs will direct you to the appropriate meeting rooms. You need not attend the annual meeting in order to vote.
Voting
      To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the annual meeting in person. Most stockholders have three options for submitting their vote: (1) via the Internet (please see your proxy card for instructions) or (2) by phone (please see your proxy card for instructions), or (3) by mail, using the enclosed paper proxy card. When you vote via the Internet or by phone, your vote is recorded immediately. We encourage our stockholders to vote using these methods whenever possible. If you attend the annual meeting, you may also submit your vote in person, and any previous votes that you submitted, whether by Internet, phone or mail, will be superseded by the vote that you cast at the annual meeting.
Householding of Annual Disclosure Documents
      In December 2000, the Securities and Exchange Commission adopted a rule concerning the delivery of annual disclosure documents. The rule allows us or your broker to send a single set of our annual report and proxy statement to any household at which two or more of our shareholders reside, if we or your broker believe that the shareholders are members of the same family. This practice, referred to as “householding,” benefits both you and us. It reduces the volume of duplicate information received at your household and helps to reduce our expenses. The rule applies to our annual reports, proxy statements and information statements. Once you receive notice from your broker or from us that communications to your address will be “householded,” the practice will continue until you are otherwise notified or until you revoke your consent to the practice. Each shareholder will continue to receive a separate proxy card or voting instruction card.
      If your household received a single set of disclosure documents this year, but you would prefer to receive your own copy, please contact our transfer agent, American Stock Transfer & Trust Company, by calling their toll free number, 1-800-937-5449.

      If you do not wish to participate in “householding” and would like to receive your own set of our annual disclosure documents in future years, follow the instructions described below. Conversely, if you share an address with another of our shareholders and together both of you would like to receive only a single set of our annual disclosure documents, follow these instructions:

•	If your shares are registered in your own name, please contact our transfer agent, American Stock Transfer & Trust Company, and inform them of your request by calling them at 1-800-937-5449 or writing them at 59 Maiden Lane, New York, New York 10038.

•	If a broker or other nominee holds your shares, please contact the broker or other nominee directly and inform them of your request. Be sure to include your name, the name of your brokerage firm and your account number.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The following table sets forth certain information with respect to the beneficial ownership of our common stock as of April 20, 2005 for (a) the executive officers named in the “Summary Compensation Table” of this proxy statement, (b) each of our directors and director nominees, (c) all of our current directors and executive officers as a group and (d) each stockholder known by us to own beneficially more than 5% of our common stock. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. We deem shares of common stock that may be acquired by an individual or group within 60 days of April 20, 2005 pursuant to the exercise of options to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them based on information provided to us by these stockholders. Percentage of ownership is based on 31,824,469 shares of our common stock outstanding on April 20, 2005. Unless otherwise indicated, the address for each of the stockholders in the table below is c/o Pharmion Corporation, 2525 28th Street, Boulder, Colorado 80301.

	Shares of Common Stock
	Beneficially Owned

Name and Address of Beneficial Owner	Number		Percent

Stockholders owning approximately 5% or more
Entities affiliated with New Enterprise Associates	2,908,738	(1)	9.1%
Entities affiliated with Ziff Asset Management, L.P.	2,537,721	(2)	8.0%
FMR Corp.	2,420,600	(3)	7.6%
Celgene Corporation	1,939,598	(4)	6.1%
Janus Capital Management LLC	1,711,367	(5)	5.4%
Directors and Executive Officers
Patrick J. Mahaffy	715,519	(6)	2.2%
Judith A. Hemberger	491,311	(7)	1.5%
Brian G. Atwood	51,451	(8)	*
James Blair	871,179	(9)	2.7%
M. James Barrett	2,969,988	(10)	9.3%
Cam L. Garner	58,056	(11)	*
Edward McKinley	53,000	(12)	*
Thorlef Spickschen	23,750	(13)	*
Erle T. Mast	126,659	(14)	*
Gillian C. Ivers-Read	90,625	(15)	*
Michael Cosgrave	12,371	(16)	*
All directors and executive officers as a group (11 Persons)	5,463,909		16.8%

*	Represents beneficial ownership of less than one percent of our common stock.

(1)	Stock ownership is based on as Schedule 13D filed with the SEC on October 8, 2005. This report indicates that 14,470 shares of common stock is owned by NEA Partners 10, L.P. and 2,894,268 shares of common stock is owned by New Enterprise Associates 10, L.P. New Enterprise Associates is located at 1119 St. Paul Street, Baltimore, MD 21202.

(2)	Stock ownership is based on as Schedule 13G filed with the SEC on February 3, 2005. This report indicates that Ziff Asset Management, L.P., PBK Holdings, Inc., the general partner of Ziff Asset Management, L.P., and Philip B. Korsant share voting and dispositive power over the shares. Ziff Asset Management, L.P. is located at 283 Greenwich Avenue, Greenwich, CT 06830.

(3)	Stock ownership is based on as Schedule 13G filed with the SEC on March 10, 2005. FMR Corp. is located at 82 Devonshire Street, Boston, MA 02109.

(4)	Celgene Corporation is located at 7 Powder Horn Drive, Warren, NJ 07059.

(5)	Stock ownership is based on as Schedule 13G filed with the SEC on February 14, 2005. Janus Capital Management LLC is located at 51 Detroit Street, Denver, CO 80206.

(6)	Includes 253,124 shares of common stock subject to outstanding options which are exercisable within the next 60 days.

(7)	Includes 116,145 shares of common stock subject to outstanding options which are exercisable within the next 60 days.

(8)	Includes 36,250 shares of common stock subject to outstanding options which are exercisable within the next 60 days.

(9)	Includes 5,000 shares of common stock subject to outstanding options which are exercisable within the next 60 days and 800,708 shares of common stock owned by Domain Partners IV, L.P., 9,155 shares of common stock owned by DP IV Associates, L.P. and 31,250 shares of common stock owned by Domain Associates, L.L.C. Dr. Blair is a managing member of One Palmer Square Associates IV, L.L.C., which is the general partner of Domain Partners IV, L.P. and DP IV Associates, L.P. Dr. Blair is also a managing member of Domain Associates, L.L.C. Several managing members of Domain Associates, L.L.C. are also managing members of One Palmer Square Associates IV, L.L.C. Dr. Blair disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in such shares.

(10)	Includes 36,250 shares of common stock subject to outstanding options which are exercisable within the next 60 days and 14,470 shares of common stock owned by NEA Partners 10, L.P. and 2,894,268 shares of common stock owned by New Enterprise Associates 10, L.P. of which Dr. Barrett is a General Partner. Dr. Barrett disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in such shares.

(11)	Includes 5,000 shares of common stock subject to outstanding options which are exercisable within the next 60 days.

(12)	Includes 25,000 shares of common stock subject to outstanding options which are exercisable within the next 60 days.

(13)	Includes 23,750 shares of common stock subject to outstanding options which are exercisable within the next 60 days.

(14)	Includes 121,875 shares of common stock subject to outstanding options which are exercisable within the next 60 days.

(15)	Includes 82,975 shares of common stock subject to outstanding options which are exercisable within the next 60 days.

(16)	Includes 12,371 shares of common stock subject to outstanding options which are exercisable within the next 60 days.

MANAGEMENT
The Board of Directors
      Our by-laws provide that our business is to be managed under the direction of our board of directors. Our board of directors is divided into three classes for purposes of election. One class is elected at each annual meeting of stockholders to serve for a three-year term. Our board of directors currently consists of 8 members, classified into three classes as follows: (1) Brian Atwood, M. James Barrett and Edward J. McKinley constitute Class I with a term ending at the 2007 annual meeting; (2) Patrick J. Mahaffy, James Blair and Cam L. Garner constitute Class II with a term ending at the 2005 annual meeting; and (3) Judith Hemberger and Dr. Thorlef Spickschen constitute Class III with a term ending at the 2006 annual meeting.
      On April 1, 2005, our board of directors voted to nominate Patrick J. Mahaffy, James Blair and Cam L. Garner for reelection at the annual meeting for a term of three years to serve until our 2008 annual meeting of stockholders, and until their respective successors have been elected and qualified.
      Set forth below are the names of the persons nominated as directors and directors whose terms do not expire this year, their ages as of April 29, 2005, their offices in the Company, if any, their principal occupations or employment for the past five years, the length of their tenure as directors and the names of other public companies in which such persons hold directorships.

Name	Age	Position with the Company

Patrick J. Mahaffy	42	President and Chief Executive Officer; Director
Judith A. Hemberger, Ph.D.	57	Executive Vice President and Chief Operating Officer; Director
James Blair, Ph.D.	65	Director
Cam L. Garner	57	Director
Dr. Thorlef Spickschen	64	Director
Brian G. Atwood	52	Director
M. James Barrett, Ph.D.	62	Director
Edward J. McKinley	53	Director
      Patrick J. Mahaffy is a founder of Pharmion and has served as our President and Chief Executive Officer and a member of our board of directors since our inception. From 1992 through 1998, Mr. Mahaffy was President and Chief Executive Officer of NeXagen, Inc. and its successor, NeXstar Pharmaceuticals, Inc., a biopharmaceutical company. Prior to that, Mr. Mahaffy was a Vice President at E.M. Warburg Pincus and Co.
      Judith A. Hemberger, Ph.D., is a founder of Pharmion and has served as our Executive Vice President and Chief Operating Officer and a member of our board of directors since our inception. From 1997 to 1999, she worked as a consultant to various healthcare companies. During this period she also served as a Senior Vice President of Business Development at AVAX Technologies, Inc., a vaccine technology company. From 1979 to 1997, Dr. Hemberger worked at Marion Laboratories and successor companies Marion Merrell Dow and Hoechst Marion Roussel. She led a number of strategic functions including Professional Education, Global Regulatory Affairs, Global Medical Affairs and Commercial Development. Her final role in the company was Senior Vice President of Global Drug Regulatory Affairs. Ms. Hemberger currently serves on the board of directors of Perrigo Company.
      James Blair, Ph.D., has served as a member of our board of directors since January 2000. Since 1985, Dr. Blair has served as a general partner of Domain Associates, L.L.C., a venture capital management company focused on life sciences. Dr. Blair also serves on the board of directors of NuVasive, Inc., as well as several privately-held healthcare companies. Dr. Blair is presently an advisor to the Department of Molecular Biology at Princeton University and an advisor to the Department of Bioengineering at the University of Pennsylvania.

      Cam L. Garner has served as a member of our board of directors since May 2001. Mr. Garner is a co-founder and currently serves as Chairman and CEO of Verus Pharmaceuticals, Inc., a pediatric-focused specialty pharmaceutical company. Mr. Garner served as the chairman of Xcel Pharmaceuticals, Inc., a specialty pharmaceutical company that he co-founded, from 2001 until its acquisition by Valeant Pharmaceuticals International in March 2005. From 1989 to November 2000, Mr. Garner was Chief Executive Officer of Dura Pharmaceuticals, Inc. and its Chairman from 1995 to 2000. Mr. Garner was also the co-founder and Chairman of DJ Pharma from 1998 to 2000. Mr. Garner also serves on the board of directors of Favrille, Inc. and CancerVax Corporation, as well as several privately-held pharmaceutical and biotechnology companies.
      Dr. Thorlef Spickschen has served as a member of our board of directors since December 2001. From 1994 to 2001, Dr. Spickschen was chairman and CEO of BASF Pharma/Knoll AG. From 1984 to 1994, Dr. Spickschen worked with Boehringer Mannheim GmbH, where he was responsible for sales and marketing and has been Chairman of its Executive Board since 1990. From 1976 to 1984, Dr. Spickschen was Managing Director, Germany and Central Europe for Eli Lilly & Co. Dr. Spickschen is currently on the board of Cytos Biotechnology AG, which is publicly-traded in Switzerland, as well as the boards of several privately held companies in Europe and the U.S., including BioVision AG, Innovation GmbH and EPICEPT Corporation.
      Brian G. Atwood has served as a member of our board of directors since January 2000. Mr. Atwood co-founded Versant Ventures, a venture capital firm focusing on healthcare, in 1999. Mr. Atwood is also a managing member of Brentwood Associates. Mr. Atwood also serves on the board of directors of several privately-held pharmaceutical and biotechnology companies, including Salmedix, Inc.
      M. James Barrett, Ph.D., has served as a member of our board of directors since December 2001. Since September 2001, Dr. Barrett has served as a general partner of New Enterprise Associates, a venture capital firm that focuses on the healthcare and information technology industries. From 1997 to 2001, Dr. Barrett served as Chairman and Chief Executive Officer of Sensors for Medicine and Science, Inc., which he founded in 1997. Dr. Barrett also serves on the board of directors of Medimmune, Inc. and Inhibitex, Inc., as well as several privately-held healthcare companies, including, Iomai Corporation, Peptimmune, Inc. and Targacept, Inc. In addition, Dr. Barrett continues to serve as Chairman of Sensors for Medicine and Science, Inc.
      Edward J. McKinley has served as a member of our board of directors since October 2004. Mr. McKinley is a private investor. He was previously a partner at E.M. Warburg, Pincus and Co. During Mr. McKinley’s 20 years with Warburg Pincus, he held various roles including managing the firm’s private equity activity in Europe and serving on the firm’s Management Committee. From 2002 to 2004, he served as a Senior Advisor to Warburg Pincus. Prior to joining Warburg Pincus, he was a consultant with McKinsey and Company. Mr. McKinley also serves on the board of SBS Broadcasting SA and several private companies.
      Our board or directors has reviewed the qualifications of each of its members and determined that each of the following directors is independent as such term is defined under the listing standards of the Nasdaq Stock Market:

James Blair
Dr. Thorlef Spickschen
Brian G. Atwood
M. James Barrett
Edward J. McKinley
Committees of the Board of Directors and Meetings
      Meeting Attendance. During the year ended December 31, 2004 there were five meetings of our board of directors, and the various committees of the board met a total of eight times. No director attended fewer than 75% of the total number of meetings of the board and of committees of the board on which he or she served during 2004. Currently we do not have a formal policy regarding director attendance at our annual meetings of stockholders. However, it is expected that absent compelling circumstances, each of our directors will be in attendance. All of the current members of our board of directors, except Edward McKinley, attended our 2004 Annual Meeting of Stockholders.
      Audit Committee. Our audit committee currently has three members, Messrs. McKinley (Chairman), Atwood, and Spickschen. Our audit committee evaluates the independent auditors qualifications, independence and performance; determines the engagement of the independent auditors; approves the retention of the independent auditors to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent auditors on our engagement team as required by law; confers with management and the independent auditors regarding the effectiveness of financial reporting controls in effect; reviews our financial statements; reviews our critical accounting policies and estimates; and discusses with management and the independent auditors the results of the annual audit and the review of our quarterly financial statements. All members of the audit committee satisfy the current independence standards promulgated by the Securities and Exchange Commission and by the Nasdaq Stock Market as such standards apply specifically to members of audit committees. Our board of directors has determined that Mr. McKinley is an “audit committee financial expert,” as the Securities and Exchange Commission has defined that term in Item 401 of Regulation S-K. Please also see the report of the audit committee set forth elsewhere in this proxy statement. The audit committee held six meetings during 2004.
      Compensation Committee. Our compensation committee currently has three members, Messrs. Blair (Chairman), Barrett and Spickschen. The compensation committee reviews and recommends policy relating to compensation and benefits of our executives and members of our board of directors, including reviewing and approving corporate goals and objectives relevant to compensation of the Chief Executive Officer and other senior officers, evaluating the performance of these officers in light of those goals and objectives and setting compensation of these officers based on such evaluations. The compensation committee also administers the issuance of stock options and other awards under our stock plans. The compensation committee reviews and evaluates, at least annually, the performance of the compensation committee and its members, including compliance of the compensation committee with its charter. All members of the compensation committee qualify as independent under the definition promulgated by the Nasdaq Stock Market. Please also see the report of the compensation committee set forth elsewhere in this proxy statement. The committee held two meetings during 2004.
      Nominating and Corporate Governance Committee. Our nominating and corporate governance committee has three members, Messrs. Atwood, Blair and Barrett each of whom is a non-management member of our board of directors. The nominating and corporate governance committee oversees and assists our board of directors in reviewing and recommending nominees for election as directors, assessing the performance of the board of directors, directing guidelines for the composition of our board of directors and reviewing and administering our corporate governance guidelines. All members of the nominating and corporate governance committee qualify as independent under the definition promulgated by the Nasdaq Stock Market. The committee did not hold any formal meeting during 2004.
      The nominating and corporate governance committee may consider candidates recommended by stockholders as well as from other sources such as other directors or officers, third party search firms or other appropriate sources. For all potential candidates, the committee may consider all factors it deems relevant, such as a candidate’s personal integrity and sound judgment, business and professional skills and experience, independence, knowledge of the industry in which we operate, possible conflicts of interest, diversity, the extent to which the candidate would fill a present need on the board of directors and concern for the long-term interests of the stockholders. In general, persons recommended by stockholders will be considered on the same basis as candidates from other sources. If a stockholder wishes to nominate a candidate to be considered for election as a director at the 2006 Annual Meeting of Stockholders using the procedures set forth in our by-laws, it must follow the procedures described in “Stockholder Proposals and Nominations For Director.” If a stockholder wishes simply to propose a candidate for consideration as a nominee by the nominating and corporate governance committee, it should submit any pertinent information regarding the candidate to the Nominating Committee by mail at 2525 28th Street, Suite 200, Boulder, CO 80301 (c/o Pharmion Corporation).

      A copy of the nominating and corporate governance committee’s written charter is publicly available on the Company’s website at www.pharmion.com. To be considered for inclusion in the proxy statement relating to our Annual Meeting of Stockholders to be held in 2006, stockholder proposals must be received no later than January 1, 2006. To be considered for presentation at the 2006 Annual Meeting of Stockholders, although not included in the proxy statement, proposals must be received no earlier than February 1, 2006 and no later than March 3, 2006.
Compensation Committee Interlocks and Insider Participation
      None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our board of directors or compensation committee.
Shareholder Communications to the Board
      Generally, shareholders who have questions or concerns should contact our Investor Relations department at 720-564-9150. However, any shareholders who wish to address questions regarding our business directly with our board of directors, any board committee or any individual director, should direct his or her questions or other communications in writing to the Corporate Secretary, Pharmion Corporation, 2525 28th Street, Boulder, CO 80301.
Compensation of Directors
      During the year ended December 31, 2004, non-employee directors received an annual fee of $15,000, payable in equal quarterly installments, plus a fee of $2,000 for each meeting of the board of directors attended by such director, a fee of $2,000 for each audit committee meeting and a fee of $1,000 for each meeting of the other board committees attended by such director. We are also obligated to reimburse the members of the board of directors for all reasonable expenses incurred in connection with their attendance at directors’ meetings.
      Under our 2001 Non-Employee Director Stock Option Plan, as amended and restated, each new non-employee director upon joining our board of directors will receive an option to purchase 25,000 shares of our common stock. Thereafter, each non-employee director will receive an annual option grant to purchase 5,000 shares of our common stock. All such non-employee director options have an exercise price equal to the fair market value of the common stock on the grant date. The non-employee directors’ options expire ten years after the date of grant of such options.
      The initial option grant to non-employee directors upon first becoming a member of our board of directors vests ratably in four installments beginning with the date of grant. Annual options granted under the plan to non-employee directors vest in full on the first anniversary of the date of the grant. Options to purchase 50,000 shares were granted under this formula during 2004 including 5,000 to each of the non-employee board members as an annual grant and 25,000 shares to Mr. McKinley as his initial grant.
Executive Officers
      The following table sets forth certain information regarding our executive officers who are not also directors. We have employment agreements with all executive officers.

Name	Age	Position with the Company

Erle T. Mast	42	Chief Financial Officer
Gillian C. Ivers-Read	51	Vice President, Clinical Development and Regulatory Affairs
Michael Cosgrave	50	Vice President, International Commercial Operations

      Erle T. Mast has served as our Chief Financial Officer since July 2002. From 1997 through 2002, Mr. Mast worked for Dura Pharmaceuticals and its successor, Elan Corporation. From 2000 to 2002, he served as Chief Financial Officer for the Global Biopharmaceuticals business for Elan. From 1997 to 2000, Mr. Mast served as Vice President of Finance for Dura. Prior to that, Mr. Mast was a partner with Deloitte & Touche, LLP.
      Gillian C. Ivers-Read has served as our Vice President, Clinical Development and Regulatory Affairs since April 2002. From 1996 to 2001, Ms. Ivers-Read held various regulatory positions with Hoechst Marion Roussel and its successor Aventis Pharmaceuticals, Inc., where she most recently held the position of Vice President, Global Regulatory Affairs. From 1994 to 1996, Ms. Ivers-Read was Vice President, Development and Regulatory affairs for Argus Pharmaceuticals and from 1984 to 1994 she served as a regulatory affairs director for Marion Merrell Dow.
      Michael Cosgrave has served as our Vice President, International Commercial Operations since November 2000. From 1991 to November 2000, Mr. Cosgrave served in various business development and sales and marketing positions for NeXagen, Inc. and its successor, NeXstar Pharmaceuticals, Inc., where he most recently held the position of Vice President, Sales and Marketing with responsibility for markets in the Middle East, Asia, Africa, Australia and Greece. From 1980 to 1991, Mr. Cosgrave worked for Johnson and Johnson UK Ltd. with business development and general manager responsibilities in various international countries.
EXECUTIVE COMPENSATION
Summary Compensation Table
      The following table sets forth summary information concerning the total compensation awarded to or earned during the years ended December 31, 2004, 2003 and 2002 by our chief executive officer and by each of our four other most highly compensated executive officers whose total annual salary and bonus exceeded $100,000. We refer to these persons elsewhere in this proxy statement as our “named executive officers.”

							Long-Term
							Compensation
							Awards
		Annual Compensation
							Securities
					Other Annual		Underlying	All Other
Name and Principal Position	Year	Salary		Bonus	Compensation		Options	Compensation

Patrick J. Mahaffy	2004	$345,833		$262,500	$—		110,000	$13,063	(1)
President and Chief	2003	321,433		162,500	—		75,000	11,838	(1)
Executive Officer; Director	2002	294,128		60,000	—		225,000	6,998	(1)
Judith A. Hemberger	2004	331,667		226,130	—		60,000	12,638	(2)
Executive Vice President and	2003	313,000		141,750	—		37,500	12,138	(2)
Chief Operating Officer;	2002	294,017		60,000	—		143,750	8,066	(2)
Director
Erle T. Mast	2004	291,317		175,920	37,500	(6)	18,750	10,539	(3)
Chief Financial Officer	2003	281,179		112,760	37,500	(6)	25,000	10,646	(3)
	2002	131,369	(5)	55,000	152,613	(7)	112,500	1,719	(3)
Gillian C. Ivers-Read	2004	289,433		174,780	75,000	(12)	18,750	11,572	(4)
Vice President, Clinical	2003	278,083		112,040	—		25,000	11,171	(4)
Development and Regulatory	2002	201,325	(8)	32,160	93,110	(9)	112,500	3,015	(4)
Affairs
Michael Cosgrave	2004	336,680		211,479	29,324	(10)	18,750	33,234	(11)
Vice President, International	2003	286,492		129,467	26,169	(10)	37,500	28,654	(11)
	2002	248,176		—	24,060	(10)	53,750	24,729	(11)

(1)	Includes (A) annual 401(k) matching contributions by the Company of $10,375 in 2004, $9,150 in 2003 and $6,998 in 2002; and (B) short-term and long-term disability/ life insurance premiums paid by the Company of $2,688 in each of 2004 and 2003.

(2)	Includes (A) annual 401(k) matching contributions by the Company of $9,950 in 2004, $9,450 in 2003 and $8,066 in 2002; and (B) short-term and long-term disability/ life insurance premiums paid by the Company of $2,688 in each of 2004 and 2003.

(3)	Includes (A) an annual 401(k) matching contribution by the Company of $7,657 in 2004, $7,857 in 2003 and $1,719 in 2002; and (B) short-term and long-term disability/ life insurance premiums paid by the Company of $2,882 in 2004 and 2,789 in 2003.

(4)	Includes (A) an annual 401(k) matching contribution by the Company of $8,683 in 2004, $8,403 in 2003 and $3,015 in 2002; and (B) short-term and long-term disability/ life insurance premiums paid by the Company of $2,889 in 2004 and 2,768 in 2003.

(5)	Mr. Mast commenced employment with us on July 1, 2002 at an annual base salary of $275,000.

(6)	Represents relocation reimbursement of $37,500.

(7)	Includes relocation reimbursements of $100,513 and related payroll tax reimbursement of $52,100.

(8)	Ms. Ivers-Read commenced employment with us on April 1, 2002 at an annual base salary of $268,000.

(9)	Includes relocation reimbursements of $57,737 and payroll tax reimbursement of $35,373.

(10)	Represents housing allowance.

(11)	Represents pension contributions.

(12)	Represents cost of living adjustment.
Option Grants in Our Last Fiscal Year
      The following table sets forth information concerning stock options granted during 2004 to each of our named executive officers.

	Individual Grants
					Potential Realizable Value
	Number of	% of Total			at Assumed Annual Rates of
	Securities	Options			Stock Price Appreciation for
	Underlying	Granted to			Option Term(s)(2)
	Options	Employees	Exercise Price	Expiration
Name	Granted (#)(1)	in 2004	($/Share)	Date	5%	10%

Patrick J. Mahaffy	110,000	10%	$42.34	12/1/2011	$1,896,030	$4,418,555
Judith A. Hemberger	60,000	6	42.34	12/1/2011	1,034,198	2,410,121
Erle T. Mast	18,750	2	42.34	12/1/2011	323,187	753,163
Gillian Ivers-Read	18,750	2	42.34	12/1/2011	323,187	753,163
Michael Cosgrave	18,750	2	42.34	12/1/2011	323,187	753,163

(1)	The options were granted on December 1, 2004 pursuant to our 2000 Employee Stock Incentive Plan. The options granted to the above named executive officers are incentive stock options to the extent allowed by law. Twenty-five percent of the shares vest on the first anniversary of the date of grant and thereafter 1/48th of the shares vest at the end of each month. These options are exercisable in accordance with the vesting schedule of such options.

(2)	In accordance with the rules of the SEC, we show in these columns the potential realizable value over the term of the option (the period from the grant date to the expiration date). We calculate this assuming that the fair market value of our common stock on the date of grant appreciates at the indicated annual rates, 5% and 10% compounded annually, for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. These amounts are based on assumed rates of appreciation and do not represent an estimate of our future stock price. Actual value realized, if any, on stock option exercises will depend on the future performance of our common stock, the optionholder’s continued employment with us through the option exercise period and the date on which the option is exercised.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
      The following table shows the aggregate value of options held by each named executive officer as of December 31, 2004 and options exercised by such officers during our last fiscal year. The value of the unexercised in-the-money options at fiscal year end is based on a value of $42.21 per share, the closing price of our stock on the Nasdaq Stock Market on December 31, 2004 (the last trading day prior to the fiscal year end), less the per share exercise price.

			Number of Securities		Value of the Unexercised
			Underlying Unexercised Options		In-the-Money Options
	Shares		at Fiscal Year-End		at Fiscal Year-End
	Acquired on	Realized
Name	Exercise	Value(1)	Exercisable(2)	Unexercisable(3)	Exercisable	Unexercisable

Patrick J. Mahaffy	—	$—	243,750	166,250	$9,572,375	$1,605,375
Judith A. Hemberger	41,666	1,879,553	111,459	88,125	4,378,194	802,687
Erle T. Mast	—	—	118,750	37,500	4,737,000	535,125
Gillian Ivers-Read	38,900	1,735,510	79,850	37,500	3,122,272	535,125
Michael Cosgrave	57,628	2,541,474	1,121	72,501	44,753	1,824,859

(1)	Fair market value of underlying securities at exercise minus the exercise price.

(2)	Each of the exercisable options listed above that were outstanding as of the date of our initial public offering may be exercised at any time, whether vested or unvested. Upon the exercise of an unvested option or the unvested portion of an option, the holder will receive shares of restricted stock with a vesting schedule the same as the vesting schedule previously applicable to the option.

(3)	Each of the outstanding unexercisable options listed will become exercisable in accordance with the vesting schedule of such options.
Equity Compensation Plan
      The following table provides certain aggregate information with respect to all of the Company’s equity compensation plans in effect as of December 31, 2004.

(c)
	(a)		Number of Securities
	Number of Securities to	(b)	Remaining Available for
	be Issued Upon	Weighted-Average	Future Issuance Under Equity
	Exercise of Outstanding	Exercise Price of	Compensation Plans
	Options, Warrants and	Outstanding Options,	(Excluding Securities
Plan Category	Rights	Warrants and Rights	Reflected in Column (a))

Equity compensation plans approved by security holders(1)(2)	2,400,684	$18.47	674,843
Equity compensation plans not approved by security holders	—	—	—
Total	2,400,684	$18.47	674,843

(1)	As of December 31, 2004, 3,258,000 shares were reserved for issuance under our 2000 Stock Incentive Plan. This number is subject to an automatic yearly increase pursuant to an evergreen formula. Each year, on the date of our annual meeting of stockholders, the amount of shares reserved for issuance under the 2000 Stock Incentive Plan will be increased by 500,000 shares, unless our board of directors determines that a smaller increase or no increase is necessary.

(2)	As of December 31, 2004, 425,000 shares were reserved for issuance under our 2001 Non-Employee Director Stock Option Plan. This number is subject to an automatic yearly increase pursuant to an evergreen formula. Each year, on the date of our annual meeting of stockholders, the amount of shares reserved for issuance under the 2001 Non-Employee Director Stock Option Plan will be increased by 50,000 shares, unless our board of directors determines that a smaller increase or no increase is necessary.

Employment Agreements and Change in Control Provisions
      On February 23, 2004, we entered into an employment agreement with Patrick J. Mahaffy, our President and Chief Executive Officer, which provides for an annual base salary of $350,000, subject to annual increase at the discretion of our board of directors, and the payment of bonuses upon the achievement of certain milestones as determined by our board of directors. The agreement may be terminated either by us for just cause or without just cause upon 30 days notice or by Mr. Mahaffy either for good reason (so long as he provides written notice to us within 90 days of receiving notice from us of the occurrence of an event or act constituting good reason) or without good reason upon 30 days advance written notice. If we terminate Mr. Mahaffy’s employment without just cause or he resigns for good reason, Mr. Mahaffy, upon releasing all claims that he may have against us, is entitled to receive severance pay equal to twenty-four months of his base salary. The agreement also provides that for one year following termination of Mr. Mahaffy’s employment, Mr. Mahaffy may not engage in any business, enter into any employment or perform any services that compete with our business.
      On March 1, 2004, we entered into an amended and restated employment agreement with Judith Hemberger, our Executive Vice President and Chief Operating Officer. The agreement provides for an annual base salary of $335,000, subject to annual increase at the discretion of our board of directors, and the payment of bonuses upon the achievement of certain milestones as determined by our board of directors. The agreement may be terminated either by us for just cause or without just cause or by Ms. Hemberger either for good reason (so long as she provides written notice to us within 90 days of receiving notice from us of the occurrence of an event or act constituting good reason) or without good reason upon 30 days advance written notice. If we terminate Ms. Hemberger’s employment without just cause or she resigns for good reason, Ms. Hemberger, upon releasing all claims that she may have against us, is entitled to receive severance pay equal to twenty-four months of her base salary. The agreement also provides that for one year following termination of Ms. Hemberger’s employment, Ms. Hemberger may not engage in any business, enter into any employment or perform any services that compete with our business.
      On March 1, 2004, we entered into an amended and restated employment agreement with Erle Mast, our Chief Financial Officer. The agreement provides for an annual base salary of $293,200, subject to annual increase at the discretion of our board of directors, and the payment of bonuses upon the achievement of certain milestones as determined by our board of directors. The agreement may be terminated either by us for just cause or without just cause or by Mr. Mast either for good reason (so long as he provides written notice to us within 90 days of receiving notice from us of the occurrence of an event or act constituting good reason) or without good reason upon 30 days advance written notice. If we terminate Mr. Mast’s employment without just cause or he resigns for good reason, Mr. Mast, upon releasing all claims that he may have against us, is entitled to receive severance pay equal to twelve months of his base salary. The agreement also provides that for one year following termination of Mr. Mast’s employment, Mr. Mast may not engage in any business, enter into any employment or perform any services that compete with our business.
      On March 1, 2004, we entered into an amended and restated agreement with Gillian Ivers-Read, our Vice President of Clinical Development and Regulatory Affairs. The agreement provides for an annual base salary of $291,300, subject to annual increase at the discretion of our board of directors, and the payment of bonuses upon the achievement of certain milestones as determined by our board of directors. The agreement may be terminated either by us for just cause or without just cause or by Ms. Ivers-Read either for good reason (so long as she provides written notice to us within 90 days of receiving notice from us of the occurrence of an event or act constituting good reason) or without good reason upon 30 days advance written notice. If we terminate Ms. Ivers-Read’s employment without just cause or she resigns for good reason, Ms. Ivers-Read, upon releasing all claims that she may have against us, is entitled to receive severance pay equal to twelve months of her base salary. The agreement also provides that for one year following termination of Ms. Ivers-

Read’s employment, Ms. Ivers-Read may not engage in any business, enter into any employment or perform any services that compete with our business.
      On January 5, 2001, we entered into an employment agreement with Michael Cosgrave, our Vice President of International Commercial Operations. The employment agreement provides for an annual base salary of 150,000 pounds sterling, subject to annual increase at the discretion of our board of directors, a rental allowance and the use of a vehicle for business and private purposes. We are also obligated to make monthly contributions to a pension benefit scheme of Mr. Cosgrave’s choice at a rate of 10% of Mr. Cosgrave’s annual base salary. The agreement may be terminated generally by either us or Mr. Cosgrave upon three months advance written notice. In addition, on November 29, 2001, we entered into a non-competition and severance agreement with Mr. Cosgrave. The agreement provides that for one year following termination of Mr. Cosgrave’s employment, Mr. Cosgrave may not engage in any business, enter into any employment or perform any services that compete with our business. In addition, if we terminate Mr. Cosgrave’s employment without just cause, Mr. Cosgrave is entitled to receive severance pay equal to twelve months of his base salary.
      The employment agreements for the five named executive officers mentioned above provide that certain benefits will be payable to the executives in the event we undergo a change in control and the executive’s employment is terminated within two years after such change in control for any reason other than for cause, disability, death, normal retirement or early retirement.
      A change in control occurs in the event that any of the following events occur:

•	sale of substantially all of our assets;

•	a merger or consolidation with another company, unless after the merger or consolidation our stockholders continue to own at least 50% of the voting power of the new entity;

•	acquisition of our common stock representing at least 50% of the combined voting power entitled to vote in the election of our directors by any person or entity; or

•	individuals who are members of our current board of directors cease to constitute at least a majority of the members of the board, unless the new members were approved or recommended by the majority vote of the current directors.
      The benefits payable to an executive in the event of a change in control and such termination of employment by the company without just cause or by the executive for good reason are:

•	the continued payment of the executive’s full base salary at the rate in effect immediately prior to his or her termination of employment for a period ranging from twelve to twenty-four months;

•	the continued payment by us during that period of all medical, dental and long-term disability benefits under programs in which the executive was entitled to participate immediately prior to termination of employment; and

•	acceleration of the exercisability and vesting of all outstanding stock options granted by us to the executive.
      The change in control provisions provide that if the change in control payment or benefit provided thereunder would constitute a “parachute payment,” as defined in Section 280G of the Internal Revenue Code, and would subject the executive to an excise tax under Section 4999 of the Internal Revenue Code, the executive shall receive an additional lump sum payment in cash which, when added to all payments and benefits allocable to the executive that constitute parachute payments, provides the executive with the same after-tax compensation that he or she would have received from such parachute payments had none of such compensation constituted a parachute payment.

REPORT OF COMPENSATION COMMITTEE
ON EXECUTIVE COMPENSATION
      The compensation committee of the board of directors has furnished the following report:
Overview
      This report relates to compensation decisions made by the compensation committee (the “Committee”). The material in this report is not “soliciting material” and this report shall not be deemed incorporated by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent it specifically incorporates this information by reference in such filing.
      The Committee, which consists of M. James Barrett, James Blair and Thorlef Spickschen, is responsible for establishing and administering our executive compensation policies. This report addresses the compensation policies for the fiscal year ended December 31, 2004 as they affected Mr. Mahaffy, in his capacity as President and Chief Executive Officer, and our other executive officers.
General Compensation Policy
      The objectives of our executive compensation program are to:

•	provide a competitive compensation package that will attract and retain superior talent and reward performance;

•	support the achievement of desired Company performance; and

•	align the interests of executives with the long-term interests of stockholders through award opportunities that can result in ownership of common stock, thereby encouraging the achievement of superior results over an extended period.
Executive Officer Compensation Program
      Our executive officer compensation program is comprised of: (i) base salary, which is set on an annual basis; (ii) annual discretionary incentive bonuses, which are based on the achievement of objectives and Company performance; and (iii) long-term discretionary incentive compensation in the form of periodic equity incentive grants, with the objective of aligning the executive officers’ long-term interests with those of the stockholders and encouraging the achievement of superior results over an extended period.
      The Committee performs annual reviews of executive compensation to confirm the competitiveness of the overall executive compensation packages as compared with companies who compete with us to attract and retain employees.
Base Salary
      The Committee reviews base salary levels for executive officers on an annual basis. Base salaries are set competitively relative to companies in the pharmaceutical industry and other comparable companies. In determining salaries the Committee also takes into consideration individual experience and performance. The Committee seeks to compare the salaries paid by companies similar in size and industry to us. Within this comparison group, we seek to make comparisons to executives at a comparable level of experience, who have a comparable level of responsibility and expected level of contribution to our performance. In setting base salaries, the Committee also takes into account the level of competition among pharmaceutical companies to attract talented personnel.
Annual Incentive Bonuses
      At the beginning of each year, the full board of directors approves a set of corporate objectives that the board believes are important to both the short-term and long term success of the Company. Specific corporate objectives typically include product sales goals, regulatory and development milestones and corporate development milestones. In addition, for each executive officer, the Committee establishes goals related specifically to that officer’s areas of responsibility. The Committee establishes annual bonus targets for the Chief Executive Officer, the Chief Operating Officer and the other executive officers of the Company. At the beginning of each year, the Committee evaluates the Company’s performance against the stated corporate objectives for the previous year. At this time, the Committee determines the amount of each executive’s bonus based on the established bonus targets and a subjective assessment by the Committee of the officer’s progress toward achieving the established goals. Bonuses are generally paid in March of each year for services rendered during the prior fiscal year.
Long-term Incentive Compensation
      Long-term incentive compensation, in the form of stock options, allows the executive officers to share in any appreciation in the value of our common stock. The Committee believes that equity participation aligns executive officers’ interests with those of the stockholders. The amounts of the awards are designed to reward past performance and create incentives to meet long-term objectives. Awards are made at a level calculated to be competitive within the pharmaceutical industry as well as a broader group of companies of comparable size. In determining the amount of each grant, the Committee takes into account the number of shares held by the executive prior to the grant as well as the Company’s performance and the performance of the individual executive against the established goals.
      Stock options are typically granted once each year. The Committee reviews management’s recommendations for option grants to senior executives, excluding the Chief Executive Officer, and makes its own independent determination of the option grants with respect to all executive officers based on the criteria described above. The annual stock option awards vest over a period of four years from the date of the grant and expire seven years after the date of grant. The per share exercise price for the annual grants is set at the per share closing trading price of the Company’s common stock on the day prior to the date of the grant.
Chief Executive Officer Compensation
      Consistent with the Company’s compensation policy set forth above, the Committee set Mr. Mahaffy’s base salary for 2004 at $350,000. In February 2005, the Committee awarded Mr. Mahaffy a regular bonus of $262,500, which represented 150% of his target bonus for 2004. The bonus award was based upon the Committee’s conclusion that the Company had greatly exceeded its goals for 2004, including the completion of a follow-on public offering of the Company’s common stock, which resulted in the Company’s receipt of $238 million of net proceeds, the FDA’s marketing approval of Vidaza® and the successful launch of Vidaza® for commercial sale in the U.S. In addition, the Committee awarded Mr. Mahaffy options to purchase 110,000 shares of the Company’s common stock at $42.34 per share, which was the per share closing trading price of the Company’s common stock on the day prior to the date of the grant.
      The Committee believes that the levels of compensation for Mr. Mahaffy are consistent with the range of salary and bonus levels received by his counterparts in companies in the pharmaceutical industry and other comparable companies. The Committee believes Mr. Mahaffy has managed the Company well and has moved the Company toward its long-term objectives.

Tax Considerations
      The Committee’s compensation strategy is to be cost and tax effective. Therefore, the Committee’s policy is to preserve corporate tax deductions, while maintaining the flexibility to approve compensation arrangements that it deems to be in the best interests of the Company and its stockholders, but that may not always qualify for full tax deductibility.

Members of our Compensation Committee

M. James Barrett
James Blair
Thorlef Spickschen

OTHER INFORMATION
Performance Graph
      The following graph compares the annual percentage change in our cumulative total stockholder return on our common stock during a period commencing on November 6, 2003, the date our shares began trading, and ending on December 31, 2004 (as measured by dividing (A) the difference between our share price at the end and the beginning of the measurement period by (B) our share price at the beginning of the measurement period) with the cumulative total return of the Nasdaq Stock Market and the Nasdaq Biotech Index during such period. We have not paid any dividends on our common stock, and we do not include dividends in the representation of our performance. The stock price performance on the graph below does not necessarily indicate future price performance.

		November 6, 2003	December 31, 2003	December 31, 2004

Pharmion Corporation	Cumulative dollars	$100.00	$108.93	$301.50

	Return %		8.93%	176.79%

Nasdaq Stock Market	Cumulative dollars	$100.00	$103.77	$113.26

	Return %		3.77%	9.15%

Nasdaq Biotech Index	Cumulative dollars	$100.00	$101.25	$107.45

	Return %		1.25%	6.13%

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Our records reflect that all reports which were required to be filed pursuant to Section 16(a) of the Exchange Act were filed on a timely basis, except for the following: two reports, dated May 26, 2004 and December 13, 2004 covering an aggregate of two transactions, were filed late by Patrick Mahaffy; two reports, both dated May 27, 2004 covering an aggregate of 32 transactions, were filed late by Brian Atwood; one report, dated December 13, 2004 covering one transaction, was filed late by Judith Hemberger; one report, dated December 13, 2004 covering one transaction, was filed late by Michael Cosgrave; one report, dated December 13, 2004 covering one transaction, was filed late by Gillian Ivers-Read; and one report, dated December 13, 2004 covering one transaction, was filed late by Erle Mast.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
      Our audit committee reviews and approves in advance all related-party transactions.
Celgene Corporation
      In 2003, we issued a convertible 6% promissory note to Celgene Corporation in the aggregate principal amount of $12 million due April 8, 2008. In connection with this note, we also issued warrants to Celgene to purchase in the aggregate 363,636 shares of common stock at an exercise price of $11.00 per share. In March 2004, the promissory note was converted into 1,150,511 shares of our common stock. In September 2004, Celgene exercised two additional stock purchase warrants previously issued by us to Celgene, which resulted in the issuance to Celgene of 789,087 shares of our common stock. We received approximately $7.6 million in total exercise proceeds upon Celgene’s exercise of these warrants.
      In November 2001, we entered into agreements with Celgene Corporation and Penn T Limited to obtain the exclusive marketing and distribution rights to Celgene’s formulation of thalidomide, Thalomid®, in all countries outside of North America, Japan, China, Taiwan and Korea. Under the agreement with Celgene, we also obtained an exclusive license in our territory to utilize Celgene’s current and future thalidomide-related patents, including its patented System for Thalidomide Education and Prescribing Safety, or S.T.E.P.S.® program, and its current and future thalidomide-related dossiers, including clinical and pharmaceutical formulation data. In October 2004, Penn T Limited was acquired by Celgene and was renamed Celgene UK Manufacturing II Limited, or CUK. In December 2004, we amended our agreements with Celgene and CUK. Pursuant to these amendments, we made a one-time payment of $77 million in return for a substantial reduction in our product supply price and royalty obligations to Celgene and CUK. Under the modified agreements, we pay (i) Celgene a royalty/license fee of 8% on our net sales of thalidomide under the terms of our agreement with Celgene, and (ii) CUK product supply payments equal to 15.5% of our net sales of thalidomide under the terms of the product supply agreement with CUK. In addition, for an additional one-time payment to Celgene of $3 million, we added Hong Kong, Korea and Taiwan to our sales territories and eliminated a right held by Celgene to terminate our license to market the product if regulatory approval of thalidomide in Europe had not occurred by November 2006. Furthermore, under our agreements with Celgene, to further the clinical development of thalidomide, particularly in multiple myeloma, we have also agreed to fund up to $10 million incurred by Celgene for the conduct of thalidomide clinical trials during 2005, 2006 and 2007. The agreements with Celgene and CUK each have a ten-year term running from the date of receipt of our first regulatory approval for thalidomide in the United Kingdom.
Indebtedness of Management
      As part of the relocation package provided in connection with their transition to employment with us, we made the following loans to the following officers:

		Initial Principal	Principal Amount Outstanding
Officer	Date	Amount	at December 31, 2004

Erle T. Mast	August 7, 2002	$150,000	$75,000
Pamela E. Herriott	May 8, 2002	$100,000	50,000
      These loans are evidenced by promissory notes. The loans to Ms. Herriott and Mr. Mast have four-year terms. The notes do not bear interest and are secured by a second deed of trust on the principal residences of each of the officers. We have agreed, for so long as these officers remain our employees, to make annual bonus payments to these officers in amounts sufficient to pay the loan amounts then due, on a pre-tax basis in the case of Mr. Mast. The remaining balances of the loans become due and payable upon the termination of the officers’ employment; provided, however, that if we terminate the officers’ employment without just cause, the remaining balances of the loans will be forgiven. Under applicable law, we cannot extend the term of or otherwise modify these notes.

REPORT OF AUDIT COMMITTEE
      The audit committee of the board of directors has furnished the following report:

The audit committee assists the board of directors in overseeing and monitoring the integrity of our financial reporting process, compliance with legal and regulatory requirements and the quality of internal and external audit processes. This committee’s role and responsibilities are set forth in a charter adopted by the board of directors, which is publicly available on the Company’s website at www.pharmion.com. This committee reviews and reassesses our charter annually and recommends any changes to the board of directors for approval. The audit committee is responsible for overseeing our overall financial reporting process, and for the appointment, compensation, retention, and oversight of the work of Ernst & Young LLP. In fulfilling its responsibilities for the financial statements for fiscal year 2004, the audit committee took the following actions:

•	reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2004 with management and Ernst & Young LLP, our Independent Registered Public Accounting Firm;

•	discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit; and

•	received written disclosures and the letter from Ernst & Young LLP regarding its independence as required by Independence Standards Board Standard No. 1. The audit committee further discussed with Ernst & Young LLP their independence. The audit committee also considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that the committee determined appropriate.
      Based on the audit committee’s review of the audited financial statements and discussions with management and Ernst & Young LLP, the audit committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2004 for filing with the SEC.

Members of our Audit Committee

Edward McKinley, Chairman
Brian Atwood
Thorlef Spickschen

ELECTION OF DIRECTORS
(Notice Item 1)
      On April 1, 2005 the board of directors nominated Patrick J. Mahaffy, James Blair and Cam L. Garner for election as directors at our 2005 Annual Meeting of Stockholders. The board of directors currently consists of eight (8) members, classified into three (3) classes as follows: Brian Atwood, M. James Barrett, and Edward McKinley constitute a class with a term ending in 2007 (the “Class I directors”); Patrick J. Mahaffy, James Blair and Cam L. Garner constitute a class with a term which expires at the upcoming Annual Meeting of Stockholders (the “Class II directors”); and Judith A. Hemberger and Thorlef Spickschen constitute a class with a term ending in 2006 (the “Class IIII directors”). At each annual meeting of stockholders, directors are elected for a full term of three (3) years to succeed those directors whose terms are expiring.
      The board of directors has nominated Patrick J. Mahaffy, James Blair and Cam L. Garner for election as directors at the annual meeting for a term of three (3) years to serve until the 2008 annual meeting of stockholders and until their respective successors are elected and qualified. The Class I directors (Brian Atwood, M. James Barrett, and Edward McKinley) and the Class III directors (Judith A. Hemberger and Thorlef Spickschen) will serve until the Annual Meetings of Stockholders to be held in 2007 and 2006, respectively, and until their respective successors have been elected and qualified.
      Unless authority to vote for any of these nominees is withheld, the shares represented by the enclosed proxy will be voted FOR the election as directors of Patrick J. Mahaffy, James Blair and Cam L. Garner. In the event that a nominee becomes unable or unwilling to serve, the shares represented by the enclosed proxy will be voted for the election of such other person as the board of directors may recommend in his place. We have no reason to believe that any nominee will be unable or unwilling to serve as a director.
      A plurality of the shares voted affirmatively or negatively at the annual meeting is required to elect each nominee as a director.
      The Board Of Directors Recommends The Election Of Patrick J. Mahaffy, James Blair and Cam L. Garner As Directors, And Proxies Solicited By The Board Of Directors Will Be Voted In Favor Thereof Unless A Stockholder Has Indicated Otherwise On The Proxy.

INDEPENDENT PUBLIC ACCOUNTANTS
(Notice Item 2)
      The audit committee has appointed Ernst & Young LLP, Independent Registered Public Accounting Firm, to audit our financial statements for the fiscal year ending December 31, 2005. The board of directors proposes that the stockholders ratify this appointment. Ernst & Young LLP audited our financial statements for the fiscal years December 31, 2000 through 2004. We expect that representatives of Ernst & Young LLP will be present at the annual meeting, will be able to make a statement if they so desire and will be available to respond to appropriate questions.
      The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of our annual financial statements for the years ended December 31, 2004 and 2003 and fees billed for other services rendered by Ernst & Young LLP during those periods.

	2004	2003

Audit fees:(1)	$767,942	$496,546
Audit related fees:(2)	38,785	99,967
Tax fees:(3)	213,697	259,530
All other fees:(4)	14,632	22,579

Total	$1,035,056	$878,622

(1)	Audit fees consisted of audit work performed in the preparation of financial statements, as well as work generally only the independent auditor can reasonably be expected to provide, such as statutory audits and our public offering of common stock.

(2)	Audit related fees consisted principally of fees for acquisition-related due diligence services.

(3)	Tax fees consist principally of assistance with matters related to U.S. and international tax planning as well as tax compliance and reporting.

(4)	All other fees consisted principally of assistance with regulatory filings by international Ernst & Young LLP offices.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-audit Services of Independent Auditors
      Consistent with SEC policies regarding auditor independence, which apply to us as of the date of our initial public offering, the audit committee has responsibility for appointing, setting compensation and overseeing the work of the independent auditor. In recognition of this responsibility, the audit committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor.
      Prior to engagement of the independent auditor for the next year’s audit, management will submit an aggregate of services expected to be rendered during that year for each of four categories of services to the audit committee for approval.
      1. Audit services include audit work performed in the preparation of financial statements, as well as work that generally only the independent auditor can reasonably be expected to provide, including comfort letters, statutory audits, and attest services and consultation regarding financial accounting and/or reporting standards.
      2. Audit-Related services are for assurance and related services that are traditionally performed by the independent auditor, including due diligence related to mergers and acquisitions and special procedures required to meet certain regulatory requirements.

      3. Tax services include all services performed by the independent auditor’s tax personnel except those services specifically related to the audit of the financial statements and includes fees in the areas of tax compliance, tax planning and tax advice.
      4. Other Fees are those associated with services not captured in the other categories.
      Prior to engagement, the audit committee pre-approves these services by category of service. The fees are budgeted and the audit committee requires the independent auditor and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval. In those instances, the audit committee requires specific pre-approval before engaging the independent auditor.
      The audit committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the audit committee at its next scheduled meeting.
      In the event the stockholders do not ratify the appointment of Ernst & Young LLP as our independent auditors, the audit committee will reconsider its appointment.
      The affirmative vote of a majority of the shares present or represented and entitled to vote at the annual meeting is required to ratify the audit committee’s appointment of the independent public accountants.
      The Board Of Directors Recommends A Vote To Ratify The Appointment Of Ernst & Young LLP, An Independent Registered Public Accounting Firm, As Our Independent Auditors, And Proxies Solicited By The Board Of Directors Will Be Voted In Favor Of Such Ratification Unless A Stockholder Indicates Otherwise On The Proxy.

INCREASE IN THE AGGREGATE NUMBER OF SHARES
FOR WHICH STOCK OPTIONS MAY BE GRANTED UNDER THE COMPANY’S
2000 STOCK INCENTIVE PLAN
(Notice Item 3)
General
      Our 2000 Stock Incentive Plan (the “2000 Plan”), as amended and restated, was approved by our board of directors and stockholders in 2003. On the approval date, we reserved 2,758,000 shares of our common stock for issuance pursuant to awards granted under the 2000 Plan. This number is subject to an automatic yearly increase pursuant to an evergreen formula. Each year, on the date of our annual meeting of stockholders, the amount of shares reserved for issuance under the 2000 Plan will be increased by 500,000 shares, unless our board of directors determines that a smaller increase or no increase is necessary. On the date of the Annual Meeting of Stockholders, the number of shares of our common stock reserved for issuance is scheduled to increase to 3,758,000. On April 1, 2005, the board of directors voted to approve, subject to stockholder approval, an amendment to the 2000 Plan to increase the aggregate number of shares of common stock which may be offered under the 2000 Plan by an additional 1,500,000 shares. If the amendment is approved, the aggregate number of shares of our common stock reserved for issuance under the 2000 Plan will increase to 5,258,000. This amendment is being submitted for your approval to comply with applicable listing requirements of the Nasdaq Stock Market and to ensure continued qualification of the 2000 Plan under the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”).
Summary of Material Features of the Plan
      The 2000 Plan allows for the grant of incentive stock options, nonqualified stock options, restricted stock and other stock-based awards. The 2000 Plan authorizes the issuance of stock grants to our employees, directors and consultants, comprising approximately 300 eligible persons as of April 29, 2005. The 2000 Plan has a term of ten years from the date of its prior amendment and restatement on September 23, 2003 and may be administered by our board of directors or any committee of at least two members of the board appointed by the board. The board of directors has designated its compensation committee as the administrator of the 2000 Plan.
      The administrative committee selects the individuals to receive awards under the stock incentive 2000 Plan and sets the terms and conditions of each award. The administrative committee has plenary authority to interpret the 2000 Plan and to make all determinations relating to the 2000 Plan. The maximum number of shares of our common stock that may be subject to awards of options or stock appreciation rights for any single individual in any year cannot exceed 125,000 shares.
      Options granted under the 2000 Plan may be incentive stock options or nonqualified stock options. The exercise price and vesting schedule for options will be set by the administrative committee at the time of grant, provided that the per share exercise price for incentive stock options and nonqualified stock options intended to be exempt from the provisions of Section 162(m) of the Code cannot be less than the fair market value of a share of our common stock on the date of grant. Fair market value is defined in the stock incentive plan as the closing price of our common stock on the Nasdaq Stock Market, or such national securities exchange upon which our common stock is listed, on the trading date immediately prior to the date of grant. The exercise price for nonqualified stock options cannot be less than the par value of our common stock. The term of each option will be set by the administrative committee, provided no term can exceed ten years from the date of grant. Options may expire earlier upon an optionee’s termination of employment. Upon exercise, the exercise price for an option may be paid in cash or by bank check or, in the discretion of the administrative committee, through delivery of shares of our common stock or other property having an aggregate value equal to the aggregate exercise price or through a brokered exercise procedure not in violation of any law. The administrative committee may allow for the voluntary surrender of options in exchange for the grant of new options with similar or different terms.

      Shares of restricted stock granted under the 2000 Plan will be non-transferable and subject to forfeiture upon the termination of employment. The holder of a restricted stock award will generally have the rights and privileges of a stockholder, including the right to vote such shares. Cash and stock dividends on such shares, if any, may be distributed to the holder of a restricted stock award or held for the account of the holder, as determined by the administrative committee.
      The administrative committee may grant other cash, stock or stock-related awards under the 2000 Plan, including stock appreciation rights, limited stock appreciation rights, phantom stock awards, the bargain purchase of our common stock and stock bonuses. The terms and conditions of any such other stock-based awards will be determined by the administrative committee, in its sole discretion.
      All outstanding awards under the 2000 Plan, the maximum number of shares available under the 2000 Plan and the maximum number of shares of our common stock available pursuant to the grant of options and stock appreciation rights to any single person in any year, if applicable, are subject to adjustment or substitution, as determined by the administrative committee in the event of certain corporate transactions.
      The 2000 Plan may be terminated or amended at any time by our board of directors, provided that without stockholder approval no such amendment may:

•	materially increase the number of shares of our common stock available or the formula for automatic increase of shares under the 2000 Plan;

•	extend the maximum term of any option beyond ten years;

•	extend the expiration date of 2000 Plan; or

•	change the class of persons eligible to receive awards under 2000 Plan.
      Except for adjustments subject to certain corporate transactions, alterations to outstanding awards under the 2000 Plan may be made only with the consent of the award recipient.
      As of December 31, 2004, an aggregate of 2,776,907 shares had been issued upon the exercise of options or are issuable upon the exercise of options outstanding under the 2000 Plan. On April 26, 2005, the closing market price per share of our common stock was $26.05, as reported on the Nasdaq Stock Market.
Federal Income Tax Considerations
      The following is a brief summary of the applicable federal income tax laws relating to stock options under the 2000 Plan:

Incentive Stock Options:	Incentive stock options are intended to qualify for treatment under Section 422 of the Code. An incentive stock option does not result in taxable income to the optionee or deduction to us at the time it is granted or exercised, provided that no disposition is made by the optionee of the shares acquired pursuant to the option within two years after the date of grant of the option nor within one year after the date of issuance of shares to him (referred to as the “ISO holding period”). However, the difference between the fair market value of the shares on the date of exercise and the option price will be an item of tax preference includible in “alternative minimum taxable income.” Upon disposition of the shares after the expiration of the ISO holding period, the optionee will generally recognize long term capital gain or loss based on the difference between the disposition proceeds and the option price paid for the shares. If the shares are disposed of prior to the expiration of the ISO holding period, the optionee generally will recognize taxable compensation, and we will have a corresponding deduction, in the year of the disposition, equal to the excess of the fair market value of the shares on the date of exercise of the option over the option price. Any additional gain realized on the disposition will normally constitute capital gain. If the amount realized upon such a disqualifying disposition is less than fair market value of the shares on the date of exercise, the amount of compensation income will be limited to the excess of the amount realized over the optionee’s adjusted basis in the shares.

Non-Qualified Options:	Options otherwise qualifying as incentive stock options, to the extent the aggregate fair market value of shares with respect to which such options are first exercisable by an individual in any calendar year exceeds $100,000, and options designated as non-qualified options will be treated as options that are not incentive stock options.

A non-qualified option ordinarily will not result in income to the optionee or a deduction to us at the time of grant. The optionee will recognize compensation income at the time of exercise of such non-qualified option in an amount equal to the excess of the value of the shares on that date over the option price per share. Such compensation income of optionees may be subject to withholding taxes, and a deduction may then be allowable to us in an amount equal to the optionee’s compensation income.

An optionee’s initial basis in shares so acquired will be the amount paid on exercise of the non-qualified option plus the amount of any corresponding compensation income. Any gain or loss as a result of a subsequent disposition of the shares so acquired will be capital gain or loss.

New Plan Benefits
      Inasmuch as the awards under the 2000 Plan may be granted at the sole discretion of our compensation committee, any such future benefits are not determinable. Therefore, the Company has omitted the tabular disclosure of future benefits under the 2000 Plan as proposed to be amended. Option awards granted under the 2000 Plan in 2004 to the named executive officers are reported under “Executive Compensation — Option Grants in Last Fiscal Year.”
      The affirmative vote of a majority of the shares present or represented and entitled to vote at the annual meeting is required to approve the increase in the aggregate number of shares of common stock available under the 2000 Plan.
      The Board Of Directors Recommends Approval Of The Adoption Of An Amendment To The 2000 Plan To Increase By 1,500,000 Shares The Aggregate Number Of Shares For Which Stock Options May Be Granted Under The 2000 Plan, And Proxies Solicited By The Board Of Directors Will Be Voted In Favor Of The Amendment Unless A Stockholder Indicates Otherwise On The Proxy.

INCREASE IN THE AGGREGATE NUMBER OF SHARES
FOR WHICH STOCK OPTIONS MAY BE GRANTED UNDER THE COMPANY’S
2001 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN
(Notice Item 4)
General
      Our 2001 Non-Employee Stock Option Plan (the “2001 Plan”), as amended and restated, was approved by our board of directors and stockholders in 2003. On the approval date, we reserved 375,000 shares of our common stock for issuance pursuant to awards granted under the 2001 Plan. This number is subject to an automatic yearly increase pursuant to an evergreen formula. Each year, on the date of our annual meeting of stockholders, the amount of shares reserved for issuance under the 2001 Plan will be increased by 50,000 shares, unless our board of directors determines that a smaller increase or no increase is necessary. On the date of the Annual Meeting of Stockholders, the number of shares of our common stock reserved for issuance is scheduled to increase to 475,000. On April 1, 2005, the board of directors voted to approve, subject to stockholder approval, an amendment to the 2001 Plan to increase the aggregate number of shares of common stock which may be offered under the 2001 Plan by an additional 100,000 shares. If this amendment is approved, the aggregate number of shares of our common stock reserved for issuance under the 2001 Plan will increase to 575,000. This amendment is being submitted for your approval to comply with applicable listing requirements of the Nasdaq Stock Market.
Summary of Material Features of the 2001 Plan:
      The 2001 Plan provides for option grants to our non-employee directors, comprising six persons as of April 29, 2005. The stock option plan provides for automatic grants to our non-employee directors of nonqualified stock options to purchase shares of our common stock. The 2001 Plan has a term of ten years from the date of its amendment and restatement on September 23, 2003 and is administered by our board of directors.
      On the date that any individual first becomes a non-employee director, the 2001 Plan provides for the automatic grant of a nonqualified stock option to purchase 25,000 shares of our common stock. These options vest ratably, subject to continued services as a director, on each of the first four anniversaries of the date of grant. Thereafter, on the date of our annual meeting of stockholders each year, each non-employee director will be automatically granted a nonqualified stock option to purchase 5,000 shares of our common stock. These options will vest in full on the first anniversary of the date of grant.
      Options may be exercised at any time after the date of grant, whether vested or unvested. Upon the exercise of an unvested option or the unvested portion of an option, a non-employee director will receive shares of restricted stock with a vesting schedule the same as the vesting schedule applicable to the option. Shares of unvested restricted stock held by a non-employee director are subject to repurchase by us at the price the non-employee director paid for the shares upon exercise if the non-employee director ceases to be a director for any reason. Once an option becomes vested, it may be exercised for unrestricted shares of our common stock and restricted shares of common stock that become vested are no longer subject to a right of repurchase.
      Our board of directors has authority under the 2001 Plan to decrease the number of shares of common stock subject to any automatic award as it deems appropriate.
      All options granted under the 2001 Plan have a per share exercise price equal to the fair market value of one share of our common stock on the date of grant. Fair market value is defined in the 2001 Plan as the closing price of our common stock on the Nasdaq Stock Market, or such national securities exchange upon which our common stock is listed, on the trading date immediately prior to the date of grant.
      Unless otherwise determined by our board of directors, at the time of grant, non-employee directors may make payment for the shares of our common stock to be acquired upon exercise of options by delivery of cash or bank check in the amount equal to the aggregate exercise price, delivery of shares of our common stock having an aggregate value equal to the aggregate exercise price, delivery of other property having an aggregate value equal to the aggregate exercise price or through a brokered exercise procedure not in violation of any law.
      Options granted under this plan will expire ten years from the date of grant or earlier upon the termination of a non-employee director’s service as a director.
      Awards outstanding under this plan and the maximum number of shares of our common stock available under this plan are subject to adjustment in the event of certain corporate transactions.
      The 2001 Plan may be amended or terminated by our board of directors at any time, provided that no such termination or amendment may affect the rights of a non-employee director under an award previously granted without his or her consent.
      As of December 31, 2004, an aggregate of 231,250 shares had been issued upon the exercise of options or are issuable upon the exercise of options outstanding under the 2001 Plan. On April 26, 2005, the closing market price per share of our common stock was $26.05, as reported on the Nasdaq Stock Market.
Federal Income Tax Considerations
      The following is a brief summary of the applicable federal income tax laws relating to stock options under the 2001 Plan:
      All stock options granted under the 2001 Plan are deemed to be non-qualified options under the Code. A non-qualified option ordinarily will not result in income to the optionee or a deduction to us at the time of grant. The optionee will recognize compensation income at the time of exercise of such non-qualified option in an amount equal to the excess of the then value of the shares over the option price per share. Such compensation income of optionees may be subject to withholding taxes, and a deduction may then be allowable to us in an amount equal to the optionee’s compensation income.
      An optionee’s initial basis in shares so acquired will be the amount paid on exercise of the non-qualified option plus the amount of any corresponding compensation income. Any gain or loss as a result of a subsequent disposition of the shares so acquired will be capital gain or loss.
New Plan Benefits
      As noted above, each non-employee director receives an annual grant of options covering 5,000 shares of our common stock. The table below reflects the option grants to be made to the non-employee directors for the 2005 fiscal year at the Annual Meeting of Stockholders.

Name and Position	Dollar Value	Number of Units

James Blair, Ph.D., Director	N/A	5,000
Cam L. Garner, Director	N/A	5,000
Dr. Thorlef Spickschen, Director	N/A	5,000
Brian G. Atwood, Director	N/A	5,000
M. James Barrett, Ph.D., Director	N/A	5,000
Edward J. McKinley, Director	N/A	5,000
      The affirmative vote of a majority of the shares present or represented and entitled to vote at the annual meeting is required to approve the increase in the aggregate number of shares of common stock available under the 2001 Plan.
      The Board Of Directors Recommends Approval Of The Adoption Of An Amendment To The 2001 Plan To Increase By 100,000 Shares The Aggregate Number Of Shares For Which Stock Options May Be Granted Under The 2001 Plan, And Proxies Solicited By The Board Of Directors Will Be Voted In Favor Of The Amendment Unless A Stockholder Indicates Otherwise On The Proxy.

CODE OF CONDUCT AND ETHICS
      We have adopted a code of conduct and ethics that applies to all of our directors, officers and employees, including our chief executive officer and chief financial and accounting officers. The text of the code of conduct and ethics will be made available to stockholders without charge, upon request, in writing to Investors Relation at Pharmion Corporation, 2525 28th Street, Boulder, CO 80301. Disclosure regarding any amendments to, or waivers from, provisions of the code of conduct and ethics that apply to our directors, principal executive and financial officers will be included in a Current Report on Form 8-K within five business days following the date of the amendment or waiver, unless website posting of such amendments or waivers is then permitted by the rules of the SEC and the Nasdaq Stock Market.
OTHER MATTERS
      The board of directors knows of no other business which will be presented to the annual meeting. If any other business is properly brought before the annual meeting, proxies in the enclosed form will be voted in accordance with the judgment of the persons voting the proxies.
STOCKHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTOR
      To be considered for inclusion in the proxy statement relating to our annual meeting of stockholders to be held in 2006, your proposal must be received no later than January 1, 2006. To be considered for presentation at the annual meeting, although not included in the proxy statement, proposals must be received no earlier than February 1, 2006 and no later than March 3, 2006. Proposals received after that date will not be voted on at the annual meeting. If a proposal is received before that date, the proxies that management solicits for the meeting may still exercise discretionary voting authority on the proposal under circumstances consistent with the proxy rules of the SEC. All stockholder proposals should be marked for the attention of Investor Relations at Pharmion Corporation, 2525 28th Street, Boulder, CO 80301.
      Our Annual Report on Form 10-K for the fiscal year ended December 31, 2004 (other than exhibits thereto) filed with the SEC, which provides additional information about us, is available on the Internet at www.pharmion.com and is available in paper form to beneficial owners of our common stock without charge upon written request to Investor Relations at Pharmion Corporation, 2525 28th Street, Boulder, CO 80301.

By Order of the Board of Directors

Steven Dupont
Secretary
Boulder, Colorado
April 29, 2005

ANNUAL MEETING OF STOCKHOLDERS OF

PHARMION CORPORATION

June 1, 2005

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

âPlease detach along perforated line and mail in the envelope provided.â

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW AND A VOTE FOR PROPOSAL 2, 3 AND 4. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE.  ☒

				FOR	AGAINST	ABSTAIN
1.	Election of Directors: To elect three directors Class II director for a three-year term.	2.	To ratify the selection of Ernst & Young LLP as Corporation’s independent auditors for the fiscal year ending December 31, 2005.	☐	☐	☐

		3.	To approve and amendment to the Company’s 2000 Stock Incentive Plan to increase by 1,500,000 the number of shares of Common Stock reserved for issuance under the 2000 Stock Incentive Plan.	☐	☐	☐

		4.	To approve an amendment to the Company’s 2001 Non-Employee Director Stock Option Plan to increase by 100,000 the number of shares of Common Stock reserved for issuance under the 2001 Non-Employee Director Stock Option Plan.	☐	☐	☐

☐	FOR ALL NOMINEES	NOMINEES:
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	☐ ☐	Patrick J. Mahaffy James Blair
☐	FOR ALL EXCEPT (See instructions below)	☐	Cam L. Garner	UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND
IN FAVOR OF PROPOSALS 2, 3 AND 4 AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

YOU CAN VIEW THE ANNUAL REPORT AND PROXY STATEMENT ON THE INTERNET AT www.pharmion.com.

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here; ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PHARMION CORPORATION
PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 1, 2005

      The undersigned hereby appoints Patrick J. Mahaffy and Erle T. Mast, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Pharmion Corporation which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Pharmion Corporation to be held at the St. Julien Hotel, 900 Walnut Street, Boulder, Colorado on Wednesday, June 1, 2005 at 8:30 a.m. (local time) and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

(Continued and to be signed on the reverse side)

COMMENTS: